EXHIBIT 3.1.3

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ULTRATECH STEPPER, INC.,

a Delaware Corporation

Ultratech Stepper, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY THAT:

FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 21, 1992 (at such time the name of the Corporation was UTS Acquisition Corporation).  The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 6, 1993 and was amended by a Certificate of Amendment filed with the Secretary of State of Delaware on May 17, 1995, a Certificate of Designation filed with the Secretary of State of Delaware on February 13, 1997 and a Certificate of Amendment filed with the Secretary of State of Delaware on June 17, 1998.

SECOND:  The amendment of the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD:  Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of this Corporation is Ultratech, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by Arthur W. Zafiropoulo, its authorized officer, on this 10th day of June, 2003.

/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo
Chairman of the Board, Chief Executive Officer and President